UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 12, 2010 (August 11, 2010)
Date of Report (Date of earliest event reported)
TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10485	75-2303920

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
(Address of principal executive offices)
(972) 713-3700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES
EX-4.1

Item 1.01 Entry into a Material Definitive Agreement.
          On August 11, 2010, Tyler Technologies Inc., (the “Company”) entered into a $150,000,000 Credit Agreement (the “Credit Agreement”) and a related pledge and security agreement with the various financial institutions party thereto and Bank of America, N.A., as Administrative Agent. The Credit Facility provides for a revolving credit line of $150,000,000 (which may be increased up to $200,000,000 subject to the Company obtaining commitments for such increase), with a $25,000,000 sublimit for letters of credit. The Credit Agreement matures on August 11, 2014. Borrowings under the Credit Agreement may be used for general corporate purposes, including working capital requirements, acquisitions and/or share repurchases.
Borrowings under the Credit Agreement bear interest at a rate of either (1) the Bank of America’s prime rate plus a margin of 1.50% to 2.75% or (2) the 30, 60, 90 or 180-day LIBOR rate plus a margin of 2.50% to 3.75%, with the margin determined by the Company’s consolidated leverage ratio. The Credit Agreement is secured by substantially all of our assets, excluding real property. The Credit Agreement requires us to maintain certain financial ratios and other financial conditions and prohibits us from making certain investments, advances, cash dividends or loans, and limits incurrence of additional indebtedness and liens.
The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete description of the Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report as Exhibit 4.01, which is incorporated by reference.

Exhibit Number	Exhibit Description
4.01
Credit Agreement dated August 11, 2010, among Tyler Technologies, Inc. and Bank of America, N.A., as Administrative Agent and other lenders party hereto with BBVA, Compass Bank, Bank of Montreal, Wells Fargo Capital Finance, LLC, and RBS Citizens, N.A., as Co-Documentation Agents

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.
Date: August 12, 2010	By:	/s/ Brian K. Miller
Brian K. Miller
Executive Vice President and Chief Financial Officer (principal financial officer)